December 9, 1998

RESOLUTIONS OF THE
BOARD OF DIRECTORS
OF
MAIN STREET AC, INC.

,

DEAR SIR:

11-23-98 15:33 - SUBJECT: APPROVE TERMINATION AND BONUS AGREEMENT

WHEREAS, THE BOARD OF DIRECTORS HAS DETERMINED THAT IT WOULD BE IN THE BEST INTEREST OF THE CORPORATION TO RETAIN CHESTER BILLINGSLEY, ITS SOLE EMPLOYEE, PRESIDENT AND ARCHITECT OF ITS REORGANIZATION THROUGH THE COMPLETION OF ITS REORGANIZATION AND FOR FURTHER SERVICE, AND

WHEREAS, THE CORPORATION HAS BEEN ABLE TO PAY MR. BILLINGSLEY FOR ONLY ELEVEN WEEKS OF THE PRECEDING SEVENTY ONE WEEKS AND DOES NOT APPEAR TO BE ABLE TO PAY MR. BILLINGSLEY FOR PERHAPS ANOTHER EIGHT WEEKS, AND

WHEREAS, MR. BILLINGSLEY HAS WORKED FOR THE COMPANY OR ITS PREDECESSORS FOR THIRTEEN AND ONE HALF YEARS, AND

WHEREAS, KEY TO ACHIEVING A HIGH STOCK PRICE AND EXIT FOR INVESTORS IS ARRANGING AND NEGOTIATED A COMPLEX MERGER WHICH MAY INVOLVE ROLLING TENDER OFFERS, CALCULATION AND RESETTING OF STOCK OPTIONS, AND OTHER EXPERT CORPORATE FINANCE AND MERGER ISSUES NOT NORMALLY AVAILABLE AT OTHER THAN A MAJOR INVESTMENT BANK AT COSTS UNOBTAINABLE FOR THE COMPANY, BE IT

RESOLVED, THAT ON A CHANGE OF CONTROL OR SUBSTANTIAL MERGER, OR THE INVOLUNTARY OR VOLUNTARY TERMINATION OR RESIGNATION OF MR. BILLINGSLEY, HE WILL BE GRANTED THE FOLLOWING TERMINATION PACKAGE OR BONUS. (IF HE CONTINUES EMPLOYMENT, HE MAY RECEIVE THE FOLLOWING BENEFITS AS A BONUS OR DEFER THEM UNTIL LATER):

A) ONE MONTHS SEVERANCE WITH FULL BENEFITS FOR EACH THIRTEEN AND ONE-HALF YEARS OF EMPLOYMENT, PLUS SUBSEQUENT SEVERANCE FOR EMPLOYMENT PAST DECEMBER 31, 1998. IF TAKEN MONTHLY BENEFITS AND ACCRUAL OF SEVERANCE CONTINUE. IF TAKEN IN LUMP SUM, BENEFITS AND SEVERANCE ACCRUAL CEASE.

B) 1% OF THE INCREASE IN MARKET CAPITALIZATION BASED ON THE BID PRICE OF MAIN STREET STOCK BEYOND THE BOOK VALUE AT CONFIRMATION, PAID IN CASH AT THE TIME OF MERGER, RESIGNATION OR TERMINATION, OR IN INSTALLMENTS AT MR. BILLINGSLEY'S OPTION.

C) FOR EACH $1.00 OF STOCK PRICE UP TO A MAXIMUM OF $8 per SHARE THEN 1/2% OF THE INCREASE IN MARKET CAPITALIZATION BASED ON THE BID PRICE OF THE MAIN STREET STOCK BEYOND THE BOOK VALUE AT CONFIRMATION, PAID IN CASH AT THE TIME OF MERGER, RESIGNATION OR TERMINATION OR IN INSTALLMENTS AT MR. BILLINGSLEY'S OPTION. (e.g. STOCK AT $4.40 THE EXTRA BONUS EQUALS 2.2%, IF STOCK AT $0.80 THEN EXTRA BONUS EQUALS 0.4%)

THE UNDERSIGNED HEREBY CERTIFIES THAT HE IS THE DULY ELECTED AND QUALIFIED SECRETARY AND THE CUSTODIAN OF THE MAIN STREET AC, INC. A CORPORATION DULY FORMED UNDER THE LAWS OF THE STATE OF CALIFORNIA AND THAT THE FOREGOING IS A TRUE RECORD OF A RESOLUTION DULY ADOPTED AT A MEETING OF THE BOARD OF DIRECTORS, AND THAT SAID MEETING WAS HELD IN ACCORDANCE WITH STATE LAW AND THE ABOVE NAMED CORPORATION ON NOVEMBER 23rd, 1998, AND THAT SAID RESOLUTION IS NOW IN FULL FORCE AND EFFECT WITHOUT MODIFICATION OR RESCISSION.

IN WITNESS WHEREOF I HAVE EXECUTED MY NAME THIS 9th DAY OF DECEMBER, 1998.

A TRUE RECORD.

ATTEST.

CHESTER BILLINGSLEY, SECRETARY